Exhibit 99.1



                                 INTERACTIVECORP
                      COMPLETES ACQUISITION OF HOTELS.COM

New York, New York - June 23, 2003 - InterActiveCorp (Nasdaq: IACI; "IAC"), which until today was known as USA Interactive, today announced the successful completion of its acquisition of the outstanding shares of Hotels.com that it did not already own. The acquisition, which was accomplished by the merger of a wholly owned subsidiary of IAC with Hotels.com, with Hotels.com surviving as a wholly owned operating business of IAC, became effective before the open of the market today.

In connection with the merger, Hotels.com options were converted into options to acquire IAC common stock. Under the agreement, Hotels.com shareholders received
2.4 shares of IAC common stock for each share of Hotels.com stock that they own. In the transaction, IAC issued to Hotels.com public shareholders approximately
44.3 million basic shares and 47.2 million shares on a fully diluted, treasury method basis.

Shares of Hotels.com common stock, which prior to the merger traded on the Nasdaq National Market under the symbol "ROOM," were delisted from trading as of the close of the market on Friday, June 20.

ABOUT IAC, INTERACTIVECORP
--------------------------
IAC, InterActiveCorp (Nasdaq: IACI), formerly USA Interactive, is comprised of the following operating businesses: Expedia, Inc. (Nasdaq: EXPE), which oversees Interval International and TV Travel Shop; Hotels.com; HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; and Precision Response Corporation. IAC has also entered into an agreement to acquire LendingTree (Nasdaq: TREE), which is expected to be completed in the third quarter of 2003. The goal of the Company is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy.

ABOUT HOTELS.COM
-----------------
Hotels.com is the largest specialized provider of discount lodging worldwide, providing service through its own websites (including www.hotels.com and others), more than 36,000 affiliated websites, and its toll-free call centers (1-800-2-HOTELS). Hotels.com provides accommodations to travelers at over 8,000 properties in more than 360 markets in North America, Europe, the Caribbean and Asia. The company offers a one-stop shopping source for hotel pricing, amenities and availability, and also specializes in providing travelers with accommodations for sold-out periods. Hotels.com is an operating business of InterActiveCorp (Nasdaq: IACI).

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Contacts:
Ron Sato, IAC Corporate Communications, 212/314-7254;
Roger Clark/Lauren Rosenfield, IAC Investor Relations, 212/314-7400;
Lois Fuhr, Fuhr and Associates (Hotels.com press inquiries), 206/236-0606